Exhibit 99.1

Flexsteel Announces Fourth Quarter and Fiscal 2004 Operating Results

Dubuque, Iowa – August 19, 2004 – Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its fourth quarter and fiscal year ended June 30, 2004.

The net sales and operating results being reported include the net sales and operating results of DMI Furniture, Inc. (“DMI”) for the period September 18, 2003 through June 30, 2004. Flexsteel acquired DMI in a business combination accounted for as a purchase as of September 18, 2003.

Net sales for the quarter ended June 30, 2004 were $108.3 million compared to the prior year quarter of $74.9 million, an increase of 44.6%. Net income for the current quarter was $2.7 million or $0.41 per share compared to the prior year quarter of $2.6 million or $0.41 per share, an increase of 3.3%.

Net sales for the fiscal year ended June 30, 2004 were $401.2 million compared to $292.0 million in the prior fiscal year, an increase of 37.4%. Net income for the fiscal year ended June 30, 2004 of $10.1 million or $1.55 per share increased from net income for the prior fiscal year of $8.3 million or $1.30 per share, an increase of 22.2%.

For the quarter ended June 30, 2004, residential net sales were $72.9 million (includes $23.2 million of DMI), an increase of 50.3% from the prior year quarter. Recreational vehicle net sales were $23.0 million, an increase of 22.0%. Commercial net sales were $12.4 million (includes $6.3 million of DMI), an increase of 64.2%.

For the fiscal year ended June 30, 2004, residential net sales were $266.3 million (includes $67.9 million of DMI), an increase of 37.3% over the prior fiscal year. Recreational vehicle net sales were $85.4 million, an increase of 13.0%. Commercial net sales were $49.5 million (includes $24.6 million of DMI), an increase of 121.4%. The increase in net sales reflects improved industry performance for vehicle and commercial products in addition to the inclusion of DMI net sales.

Gross margin for the quarter ended June 30, 2004 was 20.2% compared to 23.3% in the prior year quarter. For the fiscal year ended June 30, 2004, gross margin was 20.7% compared to 22.4% for the prior fiscal year. The decreased gross margin percentage reflects increased costs for materials, especially steel and component parts that have steel content. The adverse impact on gross margin for the fourth quarter was approximately $1.2 million or 1.1% of net sales. In addition, DMI products have a lower gross margin due to a different customer base, further decreasing the Company’s overall gross margin percentage.

Selling, general and administrative expenses were 15.9% and 17.1% of net sales for the quarters ended June 30, 2004 and 2003, respectively. For the fiscal year ended June 30, 2004 and 2003, selling, general and administrative expenses were 16.6% and 18.0% of net sales, respectively. The decrease in the percentage of selling, general and administrative expenses is due primarily to the lower percentage cost related to DMI sales and the discontinuation of the Company’s retail operations in November 2003.

During the prior fiscal year, the Company recorded a net gain (after tax) of $0.2 million or $0.04 per share on the sale of land.

Corporate Headquarters
Flexsteel Industries, Incorporated * Post Office Box 877 * Dubuque, Iowa 52004-0877 * http://flexsteel.com

Working capital at June 30, 2004 was $83.1 million, which includes cash, cash equivalents and investments of $3.7 million. Cash and investments have decreased from June 30, 2003 due to the purchase of DMI that required cash of $19.3 million.

Capital expenditures, excluding the acquisition of DMI, were $6.0 million and $5.1 million during fiscal 2004 and 2003, respectively. Projected capital spending for fiscal 2005 is $5.0 million and will be used for manufacturing and delivery equipment. Depreciation and amortization expense was $5.7 million and $4.8 million during fiscal 2004 and 2003, respectively.

All earnings per share amounts are on a diluted basis.

Outlook
With the first quarter of fiscal 2005 now half over, the Company is finding that the pressures on margins experienced in the second half of fiscal 2004 are continuing. Suppliers for steel and petroleum-based products, including fuel and poly foam, continue to pass on additional cost increases to the Company. In addition, the recently imposed tariffs on bedroom furniture imported from China may negatively impact margins.

It appears that consumers are facing uncertainties causing them to postpone purchases of durable goods, including furniture. In the meantime, the Company has initiated several actions in response to present market conditions, including review and potential adjustment to the Company’s selling prices and cost control measures for inventories, capital assets, and selling, general, and administrative expenses. The Company believes that its strategy of providing furniture from a wide selection of domestically manufactured and imported products is sound and will continue.

The Company will host a conference call for analysts on Friday, August 20, 2004, at 10:00 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 7810259. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 7810259.

For more information, visit our web site at http://www.flexsteel.com.

Forward-Looking Statements
Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions, the product mix of our sales, the cost of raw materials, foreign currency revaluations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel
Flexsteel Industries, Inc., headquartered in Dubuque, Iowa, is one of the oldest and largest manufacturers, importers and marketers of residential, recreational vehicle, healthcare and hospitality upholstered seating in the country. DMI Furniture, Inc. is a design, manufacturing and marketing company of residential, commercial and home office furniture. A long-established company with quality lines, including bedroom and dining room furniture, DMI dovetails with Flexsteel in philosophy and markets. Both Flexsteel and DMI product lines are distributed nationally.

TABLES FOLLOW

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2004	June 30, 2003

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,476,521	$12,811,385
Investments	1,271,417	9,531,913
Trade receivables, net	48,169,780	29,612,278
Inventories	68,880,118	32,473,287
Other	6,690,979	5,393,426

Total current assets	127,488,815	89,822,289

NONCURRENT ASSETS:
Property, plant, and equipment, net	30,326,505	20,377,797
Other assets	11,703,391	10,500,196

TOTAL	$169,518,711	$120,700,282

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$12,272,405	$2,747,226
Notes payable	9,022,090
Accrued liabilities	22,842,020	19,409,504

Total current liabilities	44,136,515	22,156,730

LONG-TERM LIABILITIES:
Long-term debt	17,583,336
Other long-term liabilities	6,187,118	4,790,225

Total liabilities	67,906,969	26,946,955

SHAREHOLDERS’ EQUITY	101,611,742	93,753,327

TOTAL	$169,518,711	$120,700,282

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Fiscal Year Ended June 30,

	2004	2003	2004	2003

NET SALES	$108,298,046	$74,916,424	$401,221,510	$291,977,165
COST OF GOODS SOLD	(86,374,345)	(57,488,214)	(318,046,939)	(226,437,717)

GROSS MARGIN	21,923,701	17,428,210	83,174,571	65,539,448
SELLING, GENERAL AND
ADMINISTRATIVE	(17,253,297)	(12,790,722)	(66,572,362)	(52,658,237)
GAIN ON SALE OF LAND				403,065

OPERATING INCOME	4,670,404	4,637,488	16,602,209	13,284,276

OTHER INCOME (EXPENSE):
Interest and other income	253,716	211,319	976,918	1,083,854
Interest expense	(454,141)	(25,618)	(838,870)	(126,853)

Total	(200,425)	185,701	138,048	957,001

INCOME BEFORE INCOME TAXES	4,469,979	4,823,189	16,740,257	14,241,277
PROVISION FOR INCOME TAXES	(1,760,000)	(2,200,000)	(6,610,000)	(5,950,000)

NET INCOME	$2,709,979	$2,623,189	$10,130,257	$8,291,277

AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
Basic	6,490,393	6,284,298	6,440,298	6,255,113

Diluted	6,601,161	6,392,903	6,529,813	6,367,241

EARNINGS PER SHARE OF COMMON
STOCK:
Basic	$0.42	$0.42	$1.57	$1.33

Diluted	$0.41	$0.41	$1.55	$1.30